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                                                                       Exhibit 8

                      [DAVIS POLK & WARDWELL LETTERHEAD]

                                                               December 20, 1996


First Bank System, Inc.
FBS Capital I
601 Second Avenue South
Minneapolis, MN  55402-4302

          Re:  FBS Capital I Registration--
               $300,000,000 Trust Securities
               -----------------------------

Dear Sirs:

          We have acted as special tax counsel for First Bank System, Inc. ("FBS") and FBS Capital I (the "Trust") in connection with the offer to exchange up to U.S. $300,000,000 of the Trust's 8.09% Capital Securities which have been registered under the Securities Act of 1933, as amended for a like Liquidation Amount of the Trust's outstanding 8.09% Capital Securities. In rendering our opinion, we have examined the Amended and Restated Trust Agreement dated as of November 26, 1996 (the "Trust Agreement") and have assumed that the Issuer Trustees will conduct the affairs of the Trust in accordance with the Trust Agreement. We hereby confirm the opinion set forth under the caption "Certain Federal Income Tax Consequences" in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-4 filed by FBS and the Trust with the Securities and Exchange Commission on December 20, 1996. Capitalized terms used herein but not defined have the meanings as provided in the Prospectus.

          We hereby consent to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Prospectus. The issuance of such a consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.


                                       Very truly yours,

                                       /s/ Davis Polk & Wardwell